EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Amendment No. 1 to Form S-4) for the registration of  20,770,336 shares of the common stock of Ad.Venture Partners, Inc. and to the incorporation therein of our report dated March 13, 2007 (except as to notes 26 and 27(c), which are as of April 20, 2007 and April 2, 2007, respectively), with respect to the consolidated financial statements of 180 Connect Inc. as at December 31, 2006 and 2005 and for the year then ended and for the periods from December 26, 2004 to December 31, 2005 and from December 28, 2003 to December 25, 2004.

Toronto, Canada	/s/ Ernst & Young LLP
June 11, 2007	Chartered Accountants Licensed Public Accountants